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                               FIRST AMENDMENT TO
                            STOCK PURCHASE AGREEMENT

         This First Amendment to Stock Purchase Agreement (the "First Amendment") is made and entered into this 20th day of January, 2000 by and between Frontier Insurance Group, Inc., a Delaware corporation ("Seller"), and Protective Life Insurance Company, a Tennessee corporation ("Buyer").

                                    RECITALS

         Buyer and Seller have heretofore entered into that certain Stock Purchase Agreement dated October 20, 1999 (the "Agreement"). Buyer and Seller desire to amend the Agreement as provided in this First Amendment.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree and the Agreement is hereby amended as follows:

         1. DEFINED TERMS. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

         2. TRANSFER OF DOMAIN NAMES. The parties acknowledge that certain domain names that relate to or are associated with the Company or its Subsidiaries are registered in the name of Seller or its agents. Seller agrees to execute all documents reasonably necessary to transfer such domain names to Buyer or the Company, as requested by Buyer.

         3. AMENDMENTS TO SECTION 9.2 OF THE AGREEMENT.

         (a) Section 9.2 of the Agreement is hereby amended to add at the end of the second sentence thereof the following: "(vi) the failure of the Company to recover from Accel International Corporation ("Accel"), on or prior to one year from the Closing Date, the receivable in the amount of $997,150 due to be paid by Accel to the Company or one of its Subsidiaries (the "Accel Receivable") in connection with the settlement of the litigation described in item 32 of
Schedule 3.14 of the Agreement, which receivable shall be reflected in full on the Relevant Balance Sheets; and (vii) any contractual obligation by the Company to provide insurance to a third party in the form of a surety bond, that is not reflected on the books and records of the Company or for which an entity other than the Company or one of its Subsidiaries has received the entire premium." The Threshold Amount and the Ceiling Amount shall not be applicable to the indemnification obligations of Seller described in (vi) and (vii) above. Seller shall be responsible for the collection of the Accel Receivable and shall pay its costs in connection therewith and Buyer shall, and shall cause the Company and its Subsidiaries, to cooperate with Seller in such collection efforts.

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                  (b) Clause (i) of the second sentence of Section 9.2 of the
Agreement is hereby amended to read in its entirety as follows: "(i) any pending or threatened litigation, arbitration or other recognized "alternative dispute resolution" proceeding against the Company, any Subsidiary, or First Protection Company or any of its subsidiaries (such corporation and its subsidiaries, collectively, "FPC") as of the Closing Date, other than pending or threatened litigations, arbitrations or other such proceedings relating to policies of insurance with respect to the non-standard auto line of business or the personal lines policies produced by the Masters Insurance Agency or the Award Insurance Agency (the pending or threatened litigations, arbitrations and other proceedings covered by this clause (i), collectively, the "Assumed Litigation"),".

         4. Y2K INFORMATION. Seller shall retain for a period of two years, or shall provide Buyer with copies of, all computer software and hardware testing information and regulatory filings related to the conduct of business by the Company and its Subsidiaries on and after January 1, 2000.

         5. POWERS OF ATTORNEY. All powers of attorney provided by the Company or any of its Subsidiaries to Seller or any of its subsidiaries (other than subsidiaries that are being transferred pursuant to the Agreement), other than those currently attached to surety bonds in the normal course of business, shall be returned to the Company and Seller acknowledges that no such powers of attorney may hereafter be used by Seller or any of its subsidiaries.

         6. CORPORATE SEALS. Except to the extent otherwise agreed to in writing by the Company, all corporate seals of the Company or any of its Subsidiaries that are in the possession of Seller or any of its subsidiaries shall be returned promptly to the Company.

         7. AGREEMENT TO REMAIN IN EFFECT. Except as specifically amended hereby, the Agreement shall remain in full force and effect.

         8. PROVISIONS OF THE AGREEMENT. Sections 13.4 (Counterparts), 13.5 (Successors and Assigns; Beneficiaries), 13.8 (Partial Invalidity) and 13.9 (Governing Law; Arbitration) of the Agreement shall apply to this First Amendment.

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         IN WITNESS WHEREOF, Buyer and Seller hereto have executed this First
Amendment as of the date first above written.

                                     FRONTIER INSURANCE GROUP, INC.

                                     By:           /s/ Mark H. Mishler
                                        ---------------------------------------
                                     Its  Senior Vice President and Chief
                                          Financial Officer

                                     PROTECTIVE LIFE INSURANCE
                                     COMPANY

                                     By:           /s/ Jerry DeFoor
                                        ---------------------------------------
                                     Its  Vice President and Controller and
                                          Chief Accounting Officer

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